Exhibit 99.1

IMMEDIATE RELEASE

Quaint Oak Bancorp, Inc. Completes $8.0 Million
Subordinated Debt Offering

Southampton, Pa., December 27, 2018 – Quaint Oak Bancorp, Inc. (OTCQX: QNTO) (the “Company”), the holding company for Quaint Oak Bank (the “Bank”) announced the completion of a private offering of $8.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes due December 31, 2028 (the “Notes”) to certain qualified institutional buyers and institutional accredited investors on December 27, 2018.  The Company intends to use the net proceeds of the offering for general corporate purposes, including for the provision of additional liquidity and working capital.  The Notes have been structured to qualify as Tier 2 capital for the Company for regulatory capital purposes.

The Notes will initially bear interest at a rate of 6.50% per annum until December 31, 2023, with interest during this period payable quarterly in arrears.  From December 31, 2023 until the maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to three-month LIBOR, plus 375.2 basis points, with interest during this period payable quarterly in arrears.  The indebtedness evidenced by the Notes, including principal and interest, is unsecured and subordinate and junior in right to payment to general and secured creditors of the Company and depositors of the Bank.

Robert T. Strong, President and Chief Executive Officer, stated “We are pleased to announce the completion of our $8.0 million subordinated debt offering as well as the positive response to this transaction which will support our future strategic growth plans.  Our Company has seen tremendous growth and success since its initial public offering in 2007, and we believe that we are well positioned to pursue future growth following this offering.”
Ambassador Financial Group, Inc., served as sole placement agent for the offering.  Silver, Freedman, Taff & Tiernan LLP served as legal counsel to the Company, and Barley Snyder LLP served as legal counsel to the placement agent.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, is a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company. Its subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.  Quaint Oak Bank is headquartered in Southampton, Pennsylvania and the Quaint Oak Family of Companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets along with a New Britain Township location.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059